Exhibit 99.1

Dream Finders Announces Fourth Quarter and Full Year 2023 Results

Company Record Homebuilding Revenues of $1.1 billion for Fourth Quarter and $3.7 billion for Full Year 2023

Net Income Up 18% for Fourth Quarter and 13% for Full Year 2023

Return on Participating Equity of 36.3%

Jacksonville, FL. — February 29, 2024 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Highlights (As Compared to Fourth Quarter 2022)

•Homebuilding revenues increased $38 million or 3% to $1.1 billion

•Average sales price of homes closed increased 9% to $520,940 from $479,554

•Homebuilding gross margin increased 340 basis points (bps) to 20.5% from 17.1%

•Adjusted gross margin (non-GAAP) increased 440 bps to 28.1% from 23.7%

•Pre-tax income increased 12% to $135 million from $121 million

•Net income attributable to DFH increased 18% to $102 million, or $1.06 per basic share, from $86 million, or $0.89 per basic share

Full Year 2023 Highlights (As Compared to Full Year 2022, Unless Otherwise Noted)

•Homebuilding revenues increased $404 million or 12% to $3.7 billion

•Home closings increased 6% to 7,314 from 6,878

•Average sales price of homes closed increased 7% to $505,764 from $474,292

•Homebuilding gross margin increased 100 bps to 19.4% from 18.4%

•Adjusted gross margin (non-GAAP) increased 260 bps to 27.2% from 24.6%

•Pre-tax income increased 14% to $404 million from $356 million

•Net income attributable to DFH increased 13% to $296 million, or $3.03 per basic share from $262 million or $2.67 per basic share

•Active community count increased 7% to 221 from 206

•Backlog of 3,978 sold homes as of December 31, 2023, valued at $1.9 billion

•Return on participating equity of 36.3% for the year ended December 31, 2023, compared to 49.1% for the year ended December 31, 2022

•Issuance of $300 million in aggregate principal amount of 8.25% senior unsecured notes used to repay a portion of the outstanding balance under the revolving credit facility

•Net debt to net capitalization of 23.3% as of December 31, 2023, compared to 42.9% as of December 31, 2022

•Total liquidity, comprised of cash and cash equivalents, and availability under the revolving credit facility, increased to $828 million as of December 31, 2023, compared to $487 million as of December 31, 2022

Management Commentary

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “Given the depth of industry uncertainty going into 2023, we were pleased to achieve another year of positive growth for our business. Perhaps most importantly, pre-tax income was $404 million, up 14% year over year, and $135 million, up 12% quarter over quarter. These were both all-time Company records. We also produced record annual revenues of $3.7 billion and closings of 7,314, up 12% and 6%, respectively.

We continue to be proud of our ability to grow the business while also generating record total liquidity of $828 million, including $494 million of unrestricted cash, and reducing our net debt to net capitalization to 23.3% as of the end of the year. This is a pretty significant accomplishment considering we were at 42.9% a year earlier and continued to provide a best-in-class return on participating equity of 36.3%.

While we are excited about our results from the quarter and 2023 overall, in true DFH fashion, we are focused on the future and continuing to grow our earnings. We have already taken a nice step forward with our recently announced acquisition of Crescent Homes, based in Charleston, South Carolina with additional operations in Greenville, South Carolina and Nashville, Tennessee. This acquisition added three new markets, increasing our footprint to an aggregate of 20 markets, and should provide meaningful future closing and earnings volume. The former owner, Ted Terry, and his team have been very professional throughout the process and we are excited to partner with this great company. With the benefit of the Crescent Homes acquisition, for the full year 2024, DFH expects approximately 8,250 home closings.”

Fourth Quarter 2023 Results

Homebuilding revenues of $1.1 billion in the fourth quarter of 2023 increased $38 million or 3% compared to the fourth quarter of 2022. Average sales price (“ASP”) of homes closed for the fourth quarter of 2023 increased 9% to $520,940, compared to $479,554 in the fourth quarter of 2022. Home closings decreased 7% to 2,153, compared to 2,316 in the fourth quarter of 2022, as we strive to even the flow of our production and delivery of homes throughout the full calendar year. In addition to overall price appreciation, there was a shift in our product mix towards higher priced homes during the fourth quarter of 2023 when compared to the fourth quarter of 2022.

Homebuilding gross margin percentage in the fourth quarter of 2023 was 20.5%, compared to 17.1% in the fourth quarter of 2022. The gross margin percentage increase was primarily attributable to direct cost reductions across our segments and to a lesser extent cycle time improvements, partially offset by higher financing and closing costs. While we believe that our direct cost management efforts are sustainable, our gross margins in the future could be affected by several factors, including variability in product mix from quarter to quarter, higher financing and closing costs, as well as purchase accounting amortization from our acquisitions.

Adjusted gross margin as a percentage of homebuilding revenues in the fourth quarter of 2023 was 28.1%, an increase of 440 bps compared to 23.7% in the fourth quarter of 2022. Our proactive management efforts focused on cost and cycle time reductions led to the improvement in the adjusted gross margin percentage. Adjusted gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures.”

Selling, general and administrative expense (“SG&A”) in the fourth quarter of 2023 increased 27% to $94 million, compared to $74 million in the fourth quarter of 2022. SG&A as a percentage of homebuilding revenues in the fourth quarter of 2023 increased 150 bps to 8.3%, compared to 6.8% in the fourth quarter of 2022. SG&A in the fourth quarter of 2023 included $11 million of costs in relation to forward commitment programs to allow our homebuyers to lock their mortgage interest rates at the time of sale, which were not incurred in 2022.

Net income attributable to DFH in the fourth quarter of 2023 increased 18% to $102 million, or $1.06 per basic share, from $86 million, or $0.89 per basic share in the fourth quarter of 2022. The Company recorded $14 million of contingent consideration revaluation expense in the fourth quarter of 2023 compared to $1 million of contingent consideration revaluation income in the fourth quarter of 2022. The change is primarily due to better-than-projected financial results as well as revised projections for expected future earnout payments for the McGuyer Homebuilders, Inc. acquisition, which is included in our Midwest segment.

Net new orders in the fourth quarter of 2023 were 1,106, remaining consistent when compared to 1,107 net new orders for the fourth quarter of 2022. The cancellation rate in the fourth quarter of 2023 was 22.9%, a decrease of 920 bps compared to the cancellation rate in the fourth quarter of 2022 of 32.1%. Despite higher mortgage interest rates in the fourth quarter of 2023 relative to the fourth quarter of 2022, net new orders were steady and the cancellation rate improved, which we believe is due to our targeted mortgage buydown programs and readily available move-in homes.

Our total available liquidity as of December 31, 2023 was $828 million, including $494 million of unrestricted operating cash. In addition, net debt to net capitalization as of December 31, 2023 was 23.3%, a reduction of 1,960 bps from the end of the fourth quarter of 2022.

Fourth Quarter 2023 Backlog

As of December 31, 2023, DFH had a backlog of 3,978 homes, valued at $1.9 billion, compared to the backlog of 5,025 homes, valued at $2.4 billion as of September 30, 2023. As of December 31, 2023, the ASP in backlog was $474,451 compared to $479,638 as of September 30, 2023. As of December 31, 2023, approximately 704 of the homes in backlog are expected to be delivered in 2025 and beyond.

The following table shows the backlog units and ASP as of December 31, 2023 by homebuilding segment:

	As of December 31, 2023 (unaudited)
Backlog:	Units	Average Sales Price
Southeast	2,234	$393,356
Mid-Atlantic	599	427,593
Midwest	1,145	657,190
Total	3,978	$474,451

Subsequent Events

On February 1, 2024, DFH acquired the majority of the homebuilding assets of privately held homebuilder Crescent Ventures, LLC (“Crescent Homes"), for a purchase price of $185 million, subject to customary post-closing adjustments. DFH funded the transaction with cash on hand and borrowings under its existing senior unsecured revolving credit facility. Simultaneously with the acquisition closing, DFH paid off Crescent’s vertical lines of credit associated with the assets acquired. The acquisition is expected to meaningfully enhance Dream Finders Homes’ geographic footprint, including expansion into the markets of Charleston and Greenville, South Carolina, and Nashville, Tennessee. Assets acquired include 457 home sites in different stages of construction, and a backlog of approximately 460 sold homes valued in excess of $265 million. Additionally, the Company expects to control approximately 6,200 lots as a result of the transaction.

Full Year 2024 Outlook

Dream Finders Homes expects approximately 8,250 home closings for the full year 2024, inclusive of those from the Crescent Homes acquisition. Deterioration of general economic conditions, including interest rate increases and mortgage availability, as well as any governmental restrictions on land development, home construction or home sales, or supply chain challenges, could negatively affect the Company’s ability to achieve this number of home closings in 2024.

About Dream Finders Homes, Inc.

Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, FL. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, and the Washington, D.C. metropolitan area, which comprises Northern Virginia and Maryland. Through its financial services joint ventures, DFH also provides mortgage financing and title services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2024 home closings and market conditions, possible or assumed future results of operations, benefits of the Crescent Homes acquisition, and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2023, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income and Other Financial and Operating Data
(In thousands, except share and per share amounts and Other Financial and Operating Data, unless otherwise noted)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Homebuilding	$1,135,030	$1,096,911	$3,738,888	$3,334,559
Other	2,967	2,555	9,698	7,776
Total revenues	1,137,997	1,099,466	3,748,586	3,342,335
Homebuilding cost of sales	902,328	909,393	3,011,813	2,722,139
Selling, general and administrative expense	94,362	74,476	308,795	271,040
Income from unconsolidated entities	(5,856)	(4,691)	(18,075)	(16,122)
Contingent consideration revaluation	13,982	(822)	46,590	11,053
Other income, net	(2,251)	(147)	(4,962)	(1,931)
Income before taxes	135,432	121,257	404,425	356,156
Income tax expense	(30,483)	(31,283)	(96,483)	(81,859)
Net and comprehensive income	104,949	89,974	307,942	274,297
Net and comprehensive income attributable to noncontrolling interests	(2,999)	(3,642)	(12,042)	(11,984)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$101,950	$86,332	$295,900	$262,313

Earnings per share
Basic	$1.06	$0.89	$3.03	$2.67
Diluted	$1.00	$0.78	$2.79	$2.45

Weighted-average number of shares
Basic	93,108,277	92,760,036	93,066,564	92,745,781
Diluted	102,029,755	111,470,240	106,027,548	106,691,248

Other Financial and Operating Data (unaudited)
Home closings	2,153	2,316	7,314	6,878
Average sales price of homes closed(1)	$520,940	$479,554	$505,764	$474,292
Net new orders	1,106	1,107	5,744	6,045
Cancellation rate	22.9%	32.1%	18.3%	21.5%
Gross margin (in thousands)(2)	$232,702	$187,518	$727,075	$612,420
Gross margin %(3)	20.5%	17.1%	19.4%	18.4%
Adjusted gross margin (in thousands)(4)	$319,348	$259,829	$1,015,624	$820,158
Adjusted gross margin %(3)(4)	28.1%	23.7%	27.2%	24.6%
Active communities as of period-end(5)			221	206
Ending backlog - homes			3,978	5,548
Ending backlog - value (in thousands)			$1,887,368	$2,502,564
Return on participating equity(6)			36.3%	49.1%
Net debt to net capitalization(7)			23.3%	42.9%
(1)Average sales price of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted gross margin is a non-GAAP financial measure. For a definition of this non-GAAP financial measure and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures.”
(5)A community becomes active once the model is completed or the community has its fifth net new order. A community becomes inactive when it has fewer than five homesites remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less preferred stock distributions, divided by average beginning and ending participating equity. Participating equity is stockholders’ equity excluding noncontrolling interests.
(7)Net debt to net capitalization is defined as the sum of the senior unsecured notes, net and construction lines of credit, less cash and cash equivalents (“net debt”), divided by the sum of net debt and total mezzanine and stockholders’ equity.

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income and Other Financial and Operating Data (continued)

	Three Months Ended December 31,				Year Ended December 31,
	2023 (unaudited)		2022 (unaudited)		2023 (unaudited)		2022 (unaudited)
Home Closings:	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Southeast	909	$494,983	1,003	$440,460	3,170	$470,405	2,722	$439,150
Mid-Atlantic	453	422,596	557	359,936	1,597	396,462	1,562	358,548
Midwest	791	607,091	756	619,553	2,547	618,306	2,594	580,865
Total	2,153	$520,940	2,316	$479,554	7,314	$505,764	6,878	$474,292

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$494,145	$364,531
Restricted cash	54,311	30,599
Accounts receivable	30,874	43,490
Inventories	1,440,249	1,378,185
Lot deposits	247,207	277,258
Other assets	80,759	59,438
Investments in unconsolidated entities	15,364	14,008
Property and equipment, net	7,043	7,337
Right-of-use assets	20,280	24,084
Goodwill	172,207	172,207
Total assets	$2,562,439	$2,371,137

Liabilities
Accounts payable	$134,115	$134,702
Accrued expenses	207,389	184,051
Customer deposits	172,574	145,654
Construction lines of credit	530,384	966,248
Senior unsecured notes, net	293,918	—
Lease liabilities	21,114	24,661
Contingent consideration	116,795	115,128
Total liabilities	1,476,289	1,570,444

Mezzanine Equity
Preferred mezzanine equity	148,500	156,045
Stockholders’ Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 32,882,124 and 32,533,883 outstanding as of December 31, 2023 and December 31, 2022, respectively	329	325
Class B common stock, $0.01 per share, 61,000,000 authorized, 60,226,153 outstanding	602	602
Additional paid-in capital	275,241	264,757
Retained earnings	648,412	365,994
Noncontrolling interests	13,066	12,970
Total mezzanine and stockholders’ equity	1,086,150	800,693
Total liabilities, mezzanine equity and stockholders’ equity	$2,562,439	$2,371,137

Reconciliation of Non-GAAP Financial Measures

The following table presents a reconciliation of adjusted gross margin to the GAAP financial measure of gross margin for each of the periods indicated (unaudited and in thousands, except percentages):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Gross margin(1)	$232,702	$187,518	$727,075	$612,420
Interest charged to homebuilding cost of sales(2)	37,173	24,488	122,759	60,595
Amortization in homebuilding cost of sales(3)	—	279	—	6,701
Commission expense	49,473	47,544	165,790	140,442
Adjusted gross margin	$319,348	$259,829	$1,015,624	$820,158
Gross margin %(4)	20.5%	17.1%	19.4%	18.4%
Adjusted gross margin %(4)	28.1%	23.7%	27.2%	24.6%
(1)Gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our construction lines of credit and senior unsecured notes, net, as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from the Company’s prior acquisitions.
(4)Calculated as a percentage of homebuilding revenues.

Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Management believes this information is meaningful because it isolates the impact that these excluded items have on gross margin. The Company includes internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in gross margin. As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the gross margin line in selling, general and administrative expense, commission expense has been excluded from adjusted gross margin. However, because adjusted gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of performance.

Contacts:

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com